Exhibit 10.2

Fidelity National Information Services, Inc.

Notice of Restricted Stock Unit Grant

You (the “Grantee”) have been granted the following award of restricted stock units (the “Restricted Stock Units”) denominated in shares of common stock of Fidelity National Information Services, Inc. (the “Company”), par value $0.01 per share (“Shares”), pursuant to the Fidelity National Information Services, Inc. 2022 Omnibus Incentive Plan (the “Plan”):

Grantee:	«Name»
Number of Restricted Stock Units Granted:	«Shares»
Grant Date:	«Date»
Vesting Schedule:	See Exhibit A

See the Restricted Stock Unit Award Agreement for the specific provisions related to this Notice of Restricted Stock Unit Grant and other important information concerning this award. To the extent any provision in this Notice of Restricted Stock Unit Grant and the related Restricted Stock Unit Award Agreement is inconsistent with a provision of the Plan Prospectus, the provisions of the Notice of Restricted Stock Unit Grant and the related Restricted Stock Unit Award Agreement shall govern.

4901-2879-4649v.1

Fidelity National Information Services, Inc.

2022 Omnibus Incentive Plan
Restricted Stock Unit Award Agreement

SECTION 1.    GRANT OF RESTRICTED STOCK UNITS

(a) Restricted Stock Unit. On the terms and conditions set forth in the Notice of Restricted Stock Unit Grant (the “Grant”) and this Restricted Stock Unit Award Agreement (this “Agreement”), the Company grants to the Grantee on the Grant Date specified in the Grant the Restricted Stock Units set forth in the Grant and the Grantee, by acceptance hereof, agrees to the terms and conditions of this Agreement.

(b) Plan and Defined Terms. The Restricted Stock Units are granted pursuant to the Fidelity National Information Services, Inc. 2022 Omnibus Incentive Plan (the “Plan”). All terms, provisions, and conditions applicable to the Restricted Stock Units set forth in the Plan and not set forth herein are hereby incorporated by reference herein. To the extent any provision hereof or the Grant is inconsistent with a provision of the Plan, the provisions of the Plan shall govern. All capitalized terms that are used in the Grant or this Agreement and not otherwise defined therein or herein shall have the meanings ascribed to them in the Plan.

Section 2. FORFEITURE; TRANSFER RESTRICTIONS; AND CHANGE IN CONTROL

(a) Forfeiture. The Restricted Stock Units shall be subject to forfeiture until the Restricted Stock Units vest in accordance with Exhibit A, except (i) in the case of death, Disability (as defined below), Qualified Full Retirement (as defined below), Qualified Early Retirement (as defined below), Qualified Involuntary Termination (as defined below), or Termination Without Cause (as defined below) of the Grantee or (ii) to the extent otherwise provided by this Agreement or the provisions of an employment agreement between the Company or its Subsidiary and the Grantee which is in effect as of the Grant Date. All unvested Restricted Stock Units shall be forfeited for no consideration upon the termination of the Grantee’s employment with the Company or its Subsidiary for any reason, provided that:

(i)In the event of the Grantee’s death or Disability, all unvested Restricted Stock Units shall vest as of the date of the Grantee’s death or Disability and become free of any forfeiture and transfer restrictions described in this Agreement and payment shall be made in respect of such Restricted Stock Units in accordance with Section 3 of this Agreement.

(ii)If the Grantee’s employment with the Company or its Subsidiary terminates due to a Qualified Full Retirement prior to the vesting of the Restricted Stock Units and if the unvested Restricted Stock Units have been outstanding for a period of at least nine (9) months as of the date of the Grantee’s eligible retirement date specified in the Notice of Retirement (as defined below), then all such unvested Restricted Stock Units shall continue to vest in accordance with the terms of this Agreement on the applicable Vesting Date specified in Exhibit A. Any unvested Restricted Stock Units that have been outstanding for a period of less than nine (9) months as of the Grantee’s eligible retirement date specified in the Notice of Retirement shall be immediately forfeited for no consideration upon the termination of the Grantee’s employment with the Company or its Subsidiary. If the Grantee gives Notice of Retirement meeting all of the requirements under the Qualified Retirement Equity Program (as defined below) and the Company specifies an approved retirement date that is prior to the date on which the Restricted Stock Units have been outstanding for at least nine (9) months, such affected Restricted Stock Units shall continue to be treated as an Eligible Equity Award (as defined in the Qualified Retirement Equity Program). Restricted Stock Units that become vested pursuant to this Section 2(a)(ii) shall be paid upon the Vesting Date specified in Exhibit A in accordance with Section 3 hereof. The continued vesting due to a Qualified Full Retirement described herein is contingent upon the Grantee’s compliance with the provisions of Section 6 of this Agreement (including, upon request by the Company, the Grantee’s execution of a compliance certificate confirming the Grantee’s compliance with Section 6 of this Agreement) and the execution (and non-revocation, if such option is provided) of a release of all claims against the Company and its affiliates and other related entities and persons and containing certain other provisions in the form reasonably required by the Company. To be eligible for a Qualified Full Retirement, the Grantee must provide Notice of Retirement in accordance with the terms of the Qualified Retirement Equity Program.

(iii)If the Grantee’s employment with the Company or its Subsidiary terminates due to a Qualified Early Retirement (such date of termination, the “Early Retirement Date”) prior to the vesting of the Restricted Stock Units, then (A) where such Early Retirement Date occurs after the Grant Date but on or prior to the first annual anniversary of the Grant Date, the Portion of Restricted Stock Units Granted (as set forth in Exhibit A) scheduled to vest on the first annual anniversary of the Grant Date in accordance with Exhibit A shall vest on the first annual anniversary of the Grant Date as to a pro rata Portion of Restricted Stock Units Granted, which shall be the amount of Portion of Restricted Stock Units Granted prorated based on the ratio of the number of days that lapsed after the Grant Date through such Early Retirement Date, divided by the total number of days between the Grant Date and the first annual anniversary of the Grant Date; (B) where such Early Retirement Date occurs after the first annual anniversary of the Grant Date but on or prior to the second annual anniversary of the Grant Date, the Portion of Restricted Stock Units Granted scheduled to vest on the second annual anniversary of the Grant Date in accordance with Exhibit A shall vest on the second annual anniversary of the Grant Date as to a pro rata Portion of Restricted Stock Units Granted, which shall be the amount of Portion of Restricted Stock Units Granted prorated based on the ratio of the number of days that lapsed after the first annual anniversary of the Grant Date through such Early Retirement Date, divided by the total number of days between the first annual anniversary of the Grant Date and the second annual anniversary of the Grant Date; or (C) where such Early Retirement Date occurs after the second annual anniversary of the Grant Date but on or prior to the third annual anniversary of the Grant Date, the Portion of Restricted Stock Units Granted scheduled to vest on the third annual anniversary of the Grant Date in accordance with Exhibit A shall vest on the third annual anniversary of the Grant Date as to a pro rata Portion of Restricted Stock Units Granted, which shall be the amount of Portion of Restricted Stock Units Granted prorated based on the ratio of the number of days that lapsed after the second annual anniversary of the Grant Date through such Early Retirement Date, divided by the total number of days between the second annual anniversary of the Grant Date and the third annual anniversary of the Grant Date; provided that in each case of the foregoing clauses (A), (B) and (C), all other unvested Restricted Stock Units as of the Early Retirement Date (including any Portion of Restricted Stock Units Granted in excess of the pro rata amount described above) shall be immediately forfeited for no consideration upon the termination of the Grantee’s employment with the Company or its Subsidiary. All Restricted Stock Units that become vested pursuant to this Section 2(a)(iii) shall be paid on the Payment Date in accordance with Section 3 hereof. The vesting of any Restricted Stock Units pursuant to a Qualified Early Retirement described herein is contingent upon the Grantee’s compliance with the provisions of Section 6 of this Agreement (including, upon request by the Company, the Grantee’s execution of a compliance certificate confirming the

Grantee’s compliance with Section 6 of this Agreement) and the execution (and non-revocation, if such option is provided) of a release of all claims against the Company and its affiliates and other related entities and persons and containing certain other provisions in the form reasonably required by the Company. To be eligible for a Qualified Early Retirement, the Grantee must provide Notice of Retirement in accordance with the terms of the Qualified Retirement Equity Program.

(iv)If the Grantee’s employment with the Company or its Subsidiary terminates due to a Qualified Involuntary Termination prior to the vesting of the Restricted Stock Units, then all such unvested Restricted Stock Units as of the date of the Qualified Involuntary Termination shall continue to vest in accordance with the terms of this Agreement for the twelve (12) month period immediately following the date of the Qualified Involuntary Termination, after which any unvested Restricted Stock Units that have not vested as of the end of such twelve (12) month period shall be forfeited for no consideration. Restricted Stock Units that become vested pursuant to this Section 2(a)(iv) on the applicable Vesting Date specified in Exhibit A occurring during such twelve (12) month period shall be paid in accordance with Section 3 hereof. The continued vesting due to a Qualified Involuntary Termination described herein is contingent upon the Grantee’s compliance with the provisions of Section 6 of this Agreement and the execution (and non-revocation, if such option is provided) of a release of all claims against the Company and its affiliates and other related entities and persons and containing certain other provisions in the form reasonably required by the Company.

(v)If the Grantee’s employment with the Company or its Subsidiary terminates due to a Termination Without Cause (other than if the Grantee is discharged by the Company for reasons related to the Grantee’s work performance, as determined by the Company in its sole discretion, including, without limitation, termination for poor job performance, misconduct or violation of Company policies or rules, in which case all unvested Restricted Stock Units shall be forfeited for no consideration) and such termination is not a Qualified Involuntary Termination (such date of termination, the “Termination Date”), then (A) where such Termination Date occurs after the Grant Date but on or prior to the first annual anniversary of the Grant Date, the Portion of Restricted Stock Units Granted scheduled to vest on the first annual anniversary of the Grant Date in accordance with Exhibit A shall vest on the first annual anniversary of the Grant Date as to a pro rata Portion of Restricted Stock Units Granted, which shall be the amount of Portion of Restricted Stock Units Granted prorated based on the ratio of the number of days that lapsed after the Grant Date through such Termination Date, divided by the total number of days between the Grant Date and the first annual anniversary of the Grant Date; (B) where such Termination Date occurs after the first annual anniversary of the Grant Date but on or prior to the second annual anniversary of the Grant Date, the Portion of Restricted Stock Units Granted scheduled to vest on the second annual anniversary of the Grant Date in accordance with Exhibit A shall vest on the second annual anniversary of the Grant Date as to a pro rata Portion of Restricted Stock Units Granted, which shall be the amount of Portion of Restricted Stock Units Granted prorated based on the ratio of the number of days that lapsed after the first annual anniversary of the Grant Date through such Termination Date, divided by the total number of days between the first annual anniversary of the Grant Date and the second annual anniversary of the Grant Date; or (C) where such Termination Date occurs after the second annual anniversary of the Grant Date but on or prior to the third annual anniversary of the Grant Date, the Portion of Restricted Stock Units Granted scheduled to vest on the third annual anniversary of the Grant Date in accordance with Exhibit A shall vest on the third annual anniversary of the Grant Date as to a pro rata Portion of Restricted Stock Units Granted, which shall be the amount of Portion of Restricted Stock Units Granted prorated based on the ratio of the number of days that lapsed after the second annual anniversary of the Grant Date through such Termination Date, divided by the total number of days between the second annual anniversary of the Grant Date and the third annual anniversary of the Grant Date; provided that in each case of the foregoing clauses (A), (B) and (C), all other unvested Restricted Stock Units as of the Termination Date (including any Portion of Restricted Stock Units Granted in excess of the pro rata amount described above) shall be immediately forfeited for no consideration upon the termination of the Grantee’s employment with the Company or its Subsidiary. All Restricted Stock Units that become vested pursuant to this Section 2(a)(v) shall be paid on the Payment Date in accordance with Section 3 hereof. The vesting under this Section 2(a)(v) is contingent upon the Grantee’s compliance with the provisions of Section 6 of this Agreement and the execution (and non-revocation, if such option is provided) of a release of all claims against the Company and its affiliates and other related entities and persons and containing certain other provisions in the form reasonably required by the Company.

(vi)For purposes hereof:

(1)“Cause” shall have the meaning ascribed to such term in the Grantee’s employment agreement with the Company or its Subsidiary or any severance policy of the Company or its Subsidiary and which is applicable to the Grantee, in each case, as in effect as of the Grant Date. If the Grantee’s employment agreement or any applicable severance policy does not define the term “Cause,” or if the Grantee has not entered into an employment agreement with the Company or its Subsidiary, “Cause” shall mean (A) persistent failure to perform duties consistent with a commercially reasonable standard of care, (B) willful neglect of duties, (C) commission or conviction of, or pleading guilty or nolo contendere to, criminal or other illegal activities involving dishonesty or moral turpitude, (D) commission of an act of fraud or an omission constituting fraud, (E) material breach of this Agreement, including without limitation, any breach of Section 6 of this Agreement, (F) material breach of the Company’s business, employment, and similar policies, accounting practices, codes of conduct or standards of ethics, or (G) failure to materially cooperate with or impeding an investigation authorized by the Board.

(2)“Disabled” or “Disability” shall mean (i) the Grantee is unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment that can be expected to result in death or can be expected to last for a continuous period of not less than twelve (12) months, or (ii) the Grantee is, by reason of any medically determinable physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of not less than twelve (12) months, receiving income replacement benefits for a period of not less than three months under an accident and health plan covering the Grantee.

(3)“Good Reason” shall apply in this Agreement only if the Grantee has an employment agreement with the Company or its Subsidiary or is subject to a severance policy of the Company or its Subsidiary, in each case, as in effect as of the Grant Date, which has an applicable Good Reason provision and, in such case, “Good Reason” shall have the meaning ascribed to that term in such employment agreement or severance policy.

(4)“Qualified Early Retirement”1 shall mean the Grantee’s voluntary retirement from employment with the Company or its Subsidiary, upon six (6) months’ prior written notice to the Company (the “Notice of Retirement”) that is provided upon or after the Grantee’s attaining a minimum of sixty-five (65) “points” as determined upon the date of Notice of Retirement, comprised of the Grantee’s age upon the date of Notice of Retirement with a minimum age of fifty-five (55) years, plus the Grantee’s Years of Service upon the date of Notice of Retirement with a minimum of five (5) Years of Service.

(5)“Qualified Full Retirement”1 shall mean the Grantee’s voluntary retirement from employment with the Company or its Subsidiary, upon six (6) months’ Notice of Retirement that is provided upon or after the Grantee’s attaining a minimum of seventy-five (75) “points” as determined upon the date of Notice of Retirement, comprised of the Grantee’s age upon the date of Notice of Retirement with a minimum age of sixty (60) years, plus the Grantee’s Years of Service upon the date of Notice of Retirement with a minimum of fifteen (15) Years of Service.

(6)“Qualified Involuntary Termination” shall mean the Grantee’s Termination Without Cause at a time when the Grantee would have satisfied the age and service requirements for a Qualified Full Retirement on the date of termination.

(7)“Qualified Retirement Equity Program” shall mean the Company’s Amended and Restated Qualified Retirement Equity Program approved by the Compensation Committee of the Board, effective as of January 30, 2024, as may be amended or restated from time to time.

(8)“Termination Without Cause” shall mean the involuntary termination of the Grantee’s employment by the Company or its Subsidiaries without Cause (and other than due to death or Disability).

(9)“Years of Service” shall mean the total consecutive and continuous service with the Company, a Subsidiary or a predecessor entity of the Company or its Subsidiary, as an Employee.

(vii)If any provision of this Section 2 conflicts with any provision of an employment agreement by and between the Grantee and the Company or its affiliate or Subsidiary, which is in effect as of the Grant Date, such conflicting provisions of the Grantee’s employment agreement shall supersede any such conflicting provisions in Section 2 of this Agreement to the extent they are more favorable to the Grantee.

(b) Transfer Restrictions. The Restricted Stock Units may not be sold, assigned, pledged, exchanged, hypothecated or otherwise transferred, encumbered or disposed of to the extent such Restricted Stock Units are subject to a Period of Restriction.

1 Reflects the definition of a Qualified Early Retirement or Qualified Full Retirement for participants located in the United States. Eligibility definitions for a Qualified Early Retirement or Qualified Full Retirement may vary for participants located outside of the United States to comply with applicable law. Please consult The People Office for the applicable definition of a Qualified Early Retirement or Qualified Full Retirement for participants located outside of the United States and for the current notification process in place at the time you wish to provide Notice of Retirement.

(c) Lapse of Restrictions. The Period of Restriction shall lapse as to the Restricted Stock Units in accordance with Exhibit A. For the avoidance of doubt, once Restricted Stock Units vest, the Period of Restriction lapses as to those Restricted Stock Units. Subject to the terms of the Plan and Sections 4(d) and 6(b) hereof, upon lapse of the Period of Restriction, the Grantee shall be entitled to payment in accordance with Section 3 hereof.

(d) Change in Control.

(i)Subject to Section 2(d)(ii) below, in the event of a Change in Control (including, for the avoidance of doubt, a Change in Control that occurs within three (3) months following an Involuntary Termination of the Grantee), all unvested Restricted Stock Units shall immediately vest in full but, notwithstanding Section 3 of this Agreement, payment shall not be made in respect of any such vested Restricted Stock Units until such time that the Restricted Stock Units would have otherwise become payable in accordance with the provisions of this Agreement (absent the occurrence of such Change in Control); provided, however, that, in the event of an Involuntary Termination of the Grantee within twenty-four (24) months following the Change in Control, payment shall be made in respect of any such vested Restricted Stock Units (unless required to be made earlier pursuant to Section 3 hereof) as soon as practicable (and in no case more than thirty (30) days) after the date of such Involuntary Termination, subject to any delay in payment required by Section 7(j) of this Agreement; provided, however, in the event that the Change in Control is not a change in the ownership or effective control of the Company or in the ownership of a substantial portion of the assets of the Company under Code Section 409A(a)(2)(A)(v), then payment shall not be made in respect of any such vested Restricted Stock Units until such time that the Restricted Stock Units would have otherwise become payable in accordance with the provisions of this Agreement (absent the occurrence of such Change in Control and the Involuntary Termination of the Grantee) to the extent required to comply with Section 409A of the Code.

(ii)If the outstanding Restricted Stock Units are assumed (or a substantially equivalent award is substituted therefor) or otherwise remain outstanding following the Change in Control other than any Restricted Stock Units in respect of which an Involuntary Termination of the Grantee occurred prior to a Change in Control (a “Continuing Award”), then such Continuing Award shall vest on the same terms as specified herein (absent the occurrence of such Change in Control); provided, that in the event of the Involuntary Termination of the Grantee within twenty-four (24) months following the Change in Control, such Continuing Award shall immediately vest in full upon the date of such Involuntary Termination and payment shall be made as soon as practicable (and in no case more than thirty (30) days) upon the date of such Involuntary Termination, subject to any delay in payment required by Section 7(j) of this Agreement; provided, however, in the event that the Change in Control is not a change in the ownership or effective control of the Company or in the ownership of a substantial portion of the assets of the Company under Code Section 409A(a)(2)(A)(v), then payment shall not be made in respect of any such vested Restricted Stock Units until such time that the Restricted Stock Units would have otherwise become payable in accordance with the provisions of this Agreement (absent the occurrence of such Involuntary Termination of the Grantee) to the extent required to comply with Section 409A of the Code.

SECTION 3. PAYMENT IN RESPECT OF RESTRICTED STOCK UNITS

Except as specifically provided herein, as soon as practicable (and in no case more than thirty (30) days) after a Restricted Stock Unit becomes vested (the “Payment Date”), the Company shall make payment to the Grantee in respect of the vested Restricted Stock Units by delivering to the Grantee a number of Shares equal to the number of Restricted Stock Units that vested less any required tax withholding pursuant to Section 7(b) of this Agreement.

SECTION 4.     TRADING STOCK AND SHAREHOLDER RIGHTS; TRANSFER RESTRICTIONS; HOLDING REQUIREMENT FOLLOWING PERIOD OF RESTRICTION

(a)The Grantee is subject to insider trading liability if the Grantee is aware of material, nonpublic information when making a purchase or sale of Company stock. In addition, if the Grantee is an Officer (as defined in Rule 16a-1(f) of the Exchange Act or appointed by the Board), or someone designated as an “insider” by the Company, the Grantee is subject to blackout restrictions that prevent the sale of Company stock during certain time periods referred to as “blackout periods.”

(b)The Grantee shall not have any rights as a shareholder of the Company in connection with these Restricted Stock Units and the Grantee’s interest in the Restricted Stock Units shall make the Grantee only a general, unsecured creditor of the Company, unless and until the Shares are distributed to the Grantee. Following delivery of Shares, the Grantee shall have all rights as a shareholder with respect to such Shares.

(c)The Grantee may also be subject to the Company’s hedging and pledging policy. For designated executive officers, the policy prohibits (i) directly or indirectly engaging in hedging or monetization transactions with the Restricted Stock Units and Shares; (ii) engaging in short sale transactions with the Restricted Stock Units and Shares; and (iii) pledging the Restricted Stock Units and Shares as collateral for a loan, including through the use of traditional margin accounts with a broker. For the Grantee who is not such designated executive officer, the policy prohibits (i) directly or indirectly engaging in hedging or monetization transactions with the Restricted Stock Units and Shares and (ii) engaging in short sale transactions with the Restricted Stock Units and Shares.

(d)If and when the Grantee is an Officer (as defined in Rule 16a-1(f) of the Exchange Act or appointed by the Board), the Grantee may not sell, assign, pledge, exchange, hypothecate or otherwise transfer, encumber or dispose of fifty percent (50%) of any Shares paid to the Grantee pursuant to Section 3 (net of any shares required to be sold, withheld or otherwise to satisfy tax withholding pursuant to Section 7(b)), until such time as the officer’s total equity holdings satisfy the equity ownership guidelines adopted by the Compensation Committee of the Board; provided, however, that this Section 4(d) shall not prohibit the Grantee from exchanging or otherwise disposing of Shares in connection with a Change in Control or other transaction in which Shares held by other Company shareholders are required to be exchanged or otherwise disposed.

SECTION 5.    DIVIDEND EQUIVALENTS

(a)Any dividend equivalents earned with respect to Restricted Stock Units that remain subject to a Period of Restriction shall not be paid to the Grantee but shall be held by the Company.

(b)Such held dividend equivalents shall be subject to the same Period of Restriction as the Restricted Stock Units to which they relate.
(c)Any dividend equivalents held pursuant to this Section 5 which are attributable to Restricted Stock Units that vest pursuant to this Agreement shall be paid to the Grantee at the same time payment is made hereunder with respect to such Restricted Stock Units.
(d)Dividend equivalents attributable to Restricted Stock Units forfeited pursuant to Section 2 of this Agreement shall be forfeited to the Company for no consideration on the date such Restricted Stock Units are forfeited.

SECTION 6.    GRANTEE OBLIGATIONS; RESTRICTIVE COVENANTS

    The Grantee has occupied a position of trust and confidence and has had and will have access to, has developed and will develop, and has and will become informed of Confidential Information (defined below). The Grantee therefore agrees to the obligations contained in this Section 6, which are reasonably designed and necessary and specifically intended to protect the legitimate business interests of the Company, its affiliates and Subsidiaries, their goodwill, and the Confidential Information, without reasonably restricting the Grantee’s post-employment opportunities.

(a)    Confidential Information. Except as required by law or as authorized by the Company in furtherance of the Grantee’s employment, and subject to Section 6(g) below, the Grantee will not at any time during or after the Grantee’s employment directly or indirectly, use, disclose, or take any action which may result in the use or disclosure of, any Confidential Information. “Confidential Information” shall mean all confidential competitive pricing, purchasing, sales, customer, marketing, proprietary, trade secret (as defined under applicable law) and other information or materials relating or belong to the Company, its affiliates and Subsidiaries (whether or not reduced to writing) or provided by a Customer (defined below), Prospective Customer (defined below) or other third party on a confidential basis, including without limitation all non-public information furnished or disclosed to or otherwise obtained by the Grantee in the course of the Grantee’s employment, and further includes without limitation the following non-public information: financial positions, financing arrangements, methods, processes, Customers, Prospective Customers, accounts, analyses, systems, charts, programs, procedures, patented or unpatented inventions, discovery and improvements, and strategies. “Confidential Information” does not include information that lawfully is or becomes generally and publicly known outside of the Company, its affiliates and Subsidiaries, or that has been independently developed and disclosed by others with proper authority to do so, in each case other than the Grantee’s breach of this Agreement or breach by another person or entity of some other obligation to the Company, its affiliates or Subsidiaries. The Grantee agrees that all Confidential Information is the sole property of any or all of the Company, its affiliates and Subsidiaries.

(b)    Noncompetition, Nonsolicitation and Non-Hire. SEE APPENDIX “A” FOR STATE SPECIFIC MODIFICATIONS TO THESE RESTRICTIONS.

During the Grantee’s employment and for a period ending on the later of (A) one year after the termination of the Grantee’s employment, for any reason (other than a Qualified Full Retirement or Qualified Early Retirement), or (B) in the case of a termination of the Grantee’s employment due to a Qualified Full Retirement or Qualified Early Retirement for purposes of post-termination vesting, the later of one year after the termination of the Grantee’s employment or the date on which the Restricted Stock Units become fully vested in accordance with Section 2(a)(ii) or 2(a)(iii) herein, the Grantee agrees:

(1)that, in the Restricted Territory, the Grantee shall not, directly or indirectly: (i) become an employee, consultant, director, advisor, principal, partner or substantial shareholder of any Competitive Business; (ii) become an employee, consultant, director, advisor, principal, partner or substantial shareholder of any Customer or Prospective Customer; or (iii) solicit or accept any business that directly competes with the Company or any of its affiliates or Subsidiaries in their principal products and services from any Customer or Prospective Customer; and

(2)not to, directly or indirectly, on behalf of the Grantee or any Competitive Business, hire or solicit for employment, partnership or engagement as an independent contractor any person who was an employee of the Company or any of its affiliates or Subsidiaries during the period of twelve (12) months prior to any such improper solicitation, hire or engagement.

Notwithstanding the foregoing, if the Grantee resides in a state listed on Appendix A, the applicable state specific modification contained in Appendix A shall apply.
In this Section:

(i)    “Competitive Business” shall mean any firm or business that directly competes with any business unit of the Company or any of its affiliates or Subsidiaries in which the Grantee has worked during the two-year period prior to termination of his or her employment;

(ii)    “Customer” shall mean any business or person for which the Company or its affiliates or Subsidiaries provided products or services during the twelve (12) months prior to the termination of the Grantee’s employment with respect to whom, at any time during the twelve-month period preceding the termination of the Grantee’s employment by either party for any or no reason, the Grantee (A) performed services on behalf of the Company or its affiliates or Subsidiaries; or (B) had substantial contact or acquired or had access to Confidential Information as a result of or in connection with the Grantee’s employment with the Company or its affiliates or Subsidiaries;

(iii)    “Prospective Customer” shall mean any business or person from which the Company or any of its affiliates or Subsidiaries actively solicited business within the twelve (12) months prior to the termination of the Grantee’s employment with respect to whom, at any time during the twelve-month period preceding the termination of the Grantee’s employment by either party for any or no reason, the Grantee (A) submitted or assisted in the submission of a presentation or proposal of any kind on behalf of the Company or its affiliates or Subsidiaries; or (B) had substantial contact or acquired or had access to Confidential Information as a result of or in connection with the Grantee’s employment with the Company or its affiliates or Subsidiaries; and

(iv)    “Restricted Territory” shall mean any country or other geographic scope in which the Company or its affiliates or Subsidiaries conducted business in the twelve (12) months prior to the termination of the Grantee’s employment in relation to which the Grantee had material responsibilities.

(c)    The Grantee expressly acknowledges and agrees with the reasonableness of the terms in this Section 6 and agrees not to contest these before a court or arbitrator of competent jurisdiction on such grounds. The Grantee agrees that any breach of Section 6 will result in immediate and irreparable harm to the Company and its affiliates and Subsidiaries for which damages alone are an inadequate remedy and cannot readily be calculated. Accordingly, the Grantee agrees that the Company and its affiliates and Subsidiaries shall be entitled to temporary, preliminary and permanent injunctive relief and other equitable relief prohibiting the Grantee from committing or continuing to commit any such actual or threatened breach, without posting bond or other security or limiting other available remedies.

(d)    If a court or arbitrator of competent jurisdiction determines that any provision of this Section 6 is unenforceable, such provisions shall be deemed modified and so enforced to the fullest extent possible and, the Grantee and the Company expressly agree to modification of the affected restriction(s) accordingly.

(e)    No provision of this Section 6 shall apply to restrict the Grantee’s conduct, or trigger any reimbursement or recoupment obligations under this Agreement, in any jurisdiction where such provision is, on its face, unenforceable and/or void as against public policy, unless the provision may be construed, amended, reformed or equitably modified to be enforceable and compliant with public policy, in which case, the provision shall apply as construed, amended, reformed or equitably modified.

(f)    The Grantee also recognizes and acknowledges that the value of the Restricted Stock Units he or she is receiving under this Agreement represents a portion of the Grantee’s value to the Company such that if the Grantee breaches the restrictive covenant by working for or with a competitor, thereby transferring such value to the competitor, the value of the Restricted Stock Units represents a reasonable measure of a portion of the monetary damages for such breach. Thus, in the event of a breach by the Grantee of any applicable restriction contained in this Section 6, such breach shall be considered a material breach of the terms of the Plan, and any other program, plan or arrangement by which the Grantee receives equity in the Company. Therefore, besides prospective injunctive relief, if the Grantee breaches any restrictive covenant contained in this Section 6 as applicable to the Grantee, the Company shall also be entitled to revoke any unvested Restricted Stock Units and recover any shares (or the gross value of any shares) deliverable to the Grantee pursuant to this Agreement and, pursuant to Florida law, shall be entitled to recover its costs and attorney’s fees incurred in securing relief under this Section 6. Additionally, if the Company is investigating an alleged breach or threat of breach of any applicable restrictive covenant in this Section 6 by the Grantee, the Company may restrict any Shares hereunder from being sold or transferred until it has completed its investigation without any resulting liability to the Grantee, and shall remove such restriction placed on such shares only upon its determination in good faith that the Grantee is not in violation of such restrictive covenant(s) or has agreed otherwise in writing with the Grantee.

(g)    Notwithstanding anything in this Agreement, including Section 6(a), to the contrary, nothing in this Agreement shall be construed to prevent or to have prevented throughout the Grantee’s employment, the Grantee from (i) making any disclosure of information required by law; (ii) providing information to, or testifying or otherwise assisting in any investigation or proceeding brought by any federal or state governmental agency, law enforcement agency or legislative body, any self-regulatory organization, or the Company's designated legal compliance officer; or (iii) filing, testifying, providing information to, participating in or otherwise assisting in a proceeding relating to an alleged violation of any federal, state or municipal law including any such matter relating to fraud or any rule or regulation of the Securities and

Exchange Commission or any self- regulatory organization. Furthermore, the U.S. Defend Trade Secrets Act of 2016 provides that: (1) an individual shall not be held criminally or civilly liable under any federal or state trade secret law for the disclosure of a trade secret that (A) is made (i) in confidence to a federal, state, or local government official, either directly or indirectly, or to an attorney, and (ii) solely for the purpose of reporting or investigating a suspected violation of law; or (B) is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal; and (2) an individual who files a lawsuit for retaliation by an employer for reporting a suspected violation of law may disclose the trade secret to the attorney of the individual and use the trade secret information in the court proceeding, if the individual (A) files any document containing the trade secret under seal, and (B) does not disclose the trade secret, except pursuant to court order. Nothing in this Agreement prohibits or creates liability for any such protected conduct.

(h)    The Grantee agrees (i) to disclose to the Company the name and address of any person or entity with whom the Grantee accepts an offer of employment during the period specified in Section 6(b) above, which the Grantee agrees to provide to the Company within seven (7) days of the Grantee’s acceptance of such offer of employment; (ii) to promptly disclose the Grantee’s obligations to the Company and its affiliates under Section 6 of this Agreement to any future employer or other person or entity with whom the Grantee may become, or may seek to become, employed or engaged to perform services of any kind following the Grantee’s employment with the Company or any of its affiliates; and (iii) the Company may, in its discretion, disclose this Agreement or any part thereof to any such actual or prospective employer or other person or entity, and that the Grantee shall not have or assert any claims of any kind against the Company for doing so.

SECTION 7.    MISCELLANEOUS PROVISIONS

(a)Acknowledgements. The Grantee hereby acknowledges that he or she has read and understands the terms of the Plan and this Agreement, and agrees to be bound by their respective terms and conditions. The Grantee acknowledges that there may be tax consequences upon the vesting of the Restricted Stock Units or the transfer of Shares paid to the Grantee under this Agreement and that the Grantee should consult an independent tax advisor.

(b)Tax Withholding. Pursuant to Article 21 of the Plan, the Company shall have the power and right to deduct or withhold an amount sufficient to satisfy any federal, state and local taxes (including the Grantee’s FICA taxes) required by law to be withheld with respect to the Restricted Stock Units. The Company may condition the delivery of Shares (or the vesting of the Restricted Stock Units, if applicable) upon the Grantee’s satisfaction of such withholding obligations. The Grantee may elect to satisfy all or part of such withholding requirement by tendering previously-owned Shares or by having the Company withhold Shares having a Fair Market Value equal to the minimum statutory withholding (based on minimum statutory withholding rates for federal, state and local tax purposes, as applicable, including the Grantee’s FICA taxes) that could be imposed on the transaction, and, to the extent the Company so permits, amounts in excess of the minimum statutory withholding to the extent it would not result in additional accounting expense. Such election shall be irrevocable, made in writing and signed by the Grantee, and shall be subject to any restrictions or limitations that the Company, in its sole discretion, deems appropriate.

(c)Ratification of Actions. By accepting this Agreement, the Grantee and each person claiming under or through the Grantee shall be conclusively deemed to have indicated the Grantee’s acceptance and ratification of, and consent to, any action taken under the Plan or this Agreement and the Grant by the Company, the Board or the Compensation Committee of the Board.

(d)Notice. Any notice required by the terms of this Agreement shall be given in writing and shall be deemed effective upon personal delivery or upon deposit with the United States Postal Service, by registered or certified mail, with postage and fees prepaid. Notice shall be addressed to the General Counsel of the Company at its principal executive office and to the Grantee at the address that he or she most recently provided in writing to the Company.

(e)Choice of Law. This Agreement and the Grant shall be governed by, and construed in accordance with, the laws of Florida, without regard to any conflicts of law or choice of law rule or principle that might otherwise cause the Plan, this Agreement or the Grant to be governed by or construed in accordance with the substantive law of another jurisdiction.

(f)Arbitration. Subject to Article 3 of the Plan, any dispute or claim arising out of or relating to the Plan, this Agreement or the Grant shall be settled by binding arbitration before a single arbitrator in Jacksonville, Florida and in accordance with the Commercial Arbitration Rules of the American Arbitration Association. The arbitrator shall decide any issues submitted in accordance with the provisions and commercial purposes of the Plan, this Agreement and the Grant, provided that all substantive questions of law shall be determined in accordance with the state and Federal laws applicable in Florida, without regard to internal principles relating to conflict of laws. Grantee irrevocably consents to the personal jurisdiction of the American Arbitration Association and any federal court within Jacksonville, Florida for any proceeding regarding this Agreement and Grantee waives any objection based on personal jurisdiction. Notwithstanding the foregoing, either party may in such party’s respective discretion pursue any and all claims and disputes arising under any provision of Section 6 in a court of competent jurisdiction, without being required to arbitrate any such claims (whether they seek monetary damages, any form of injunctive or declaratory relief or other remedies).

(g)Modification or Amendment. The Company may amend or modify the provisions of this Agreement at any time; provided that an amendment or modification that would materially impair the Grantee’s rights under this Agreement shall be subject to the written consent of the Grantee; provided, however, that the adjustments permitted pursuant to Section 4.3 of the Plan may be made without such written agreement. No course of conduct or failure or delay in enforcing the provisions of this Agreement shall affect the validity, binding effect or enforceability of this Agreement.

(h)Severability. In the event any provision of this Agreement shall be held illegal or invalid for any reason (after any modification under Section 6(d)), the illegality or invalidity shall not affect the remaining provisions of this Agreement, and this Agreement shall be construed and enforced as if such illegal or invalid provision had not been included.

(i)References to Plan. All references to the Plan (or to a Section or Article of the Plan) shall be deemed references to the Plan (or the Section or Article) as may be amended from time to time.

(j)Section 409A Compliance. To the extent applicable, it is intended that the Plan and this Agreement comply with the requirements of Section 409A and the Plan and this Agreement shall be interpreted accordingly. All payments hereunder shall be deemed separate payments for purposes of Section 409A. For purposes of any payment hereunder in respect of Restricted Stock Units subject to Section 409A, references to the Grantee’s termination of employment (or words of like import) shall mean the Grantee’s “separation from service” (within the meaning of Treasury Regulation Section 1.409A-1(h)). Notwithstanding anything in the Plan, this Agreement or any employment agreement by and between the Grantee and the Company or its affiliate or Subsidiary to the contrary, if the Grantee is a “specified employee” under Section 409A, no payment hereunder that is subject to Section 409A shall be made as a result of a “separation from service” of the Grantee until the earlier of (i) the first business day following the six (6) month anniversary of the Grantee’s separation from service or (ii) the date of the Grantee’s death. Notwithstanding anything herein to the contrary, to the extent permitted by Treasury Regulation Section 1.409A-3(j)(4)(ix), payment in respect of the Restricted Stock Units subject to Section 409A may be accelerated in connection with a “change in control event” within the meaning of Treasury Regulation Section 1.409A-3(i)(5) without the consent of the Grantee.

(k)Agreement Subject to Clawback. The Restricted Stock Units and any Shares or dividend equivalents delivered pursuant to the Agreement are subject to forfeiture, recovery by the Company or other action pursuant to any clawback or recoupment policy adopted by the Company and in effect as of the Grant Date, including without limitation the Company’s Excess Incentive Compensation Clawback Policy and any other policy which the Company may be required to adopt under applicable law or regulations.

(l)Investment Representation. The Grantee hereby covenants that (i) any sale of any Share acquired upon the vesting of the Restricted Stock Units shall be made either pursuant to an effective registration statement under the Securities Act of 1933, as amended (the “Securities Act”), and any applicable state securities laws, or pursuant to an exemption from registration under the Securities Act and such state securities laws and (ii) the Grantee shall comply with all regulations and requirements of any regulatory authority having control of or supervision over the issuance of the shares and, in connection therewith, shall execute any documents which the Company shall in its sole discretion deem necessary or advisable.

SECTION 8.    NATURE OF GRANT; NO ENTITLEMENT; NO CLAIM FOR COMPENSATION

The Grantee, in accepting the grant of Restricted Stock Units, represents and acknowledges the following:

(a)The Plan is established voluntarily by the Company, it is discretionary in nature and may be modified, amended, suspended or terminated by the Company at any time.
(b)The grant of the Restricted Stock Units is voluntary and occasional and does not create any contractual or other right to receive future grants of awards, or benefits in lieu of awards, even if awards have been granted repeatedly in the past.

(c)All decisions with respect to future grants, if any, shall be at the sole discretion of the Compensation Committee of the Board.

(d)Any Shares acquired under the Plan are extraordinary items that are outside the scope of the Grantee’s employment agreement (if any) and are not part of the Grantee's normal or expected compensation or salary for any purpose, including, but not limited to, calculating any severance, resignation, termination, redundancy, end of service payments, bonuses, long-service awards, pension or retirement or welfare benefits or similar payments.

(e)Any Shares subject to the Restricted Stock Units are not intended to replace any pension rights or compensation.

(f)The Grantee has not been induced to participate in the Plan by any expectation of employment or continued employment with the Company or any of its affiliates or Subsidiaries.

(g)In the event that the Grantee’s employer is not the Company, the grant of the Restricted Stock Units shall not be interpreted to form an employment contract or relationship with the Company and, furthermore, the grant of the Restricted Stock Units shall not be interpreted to form an employment contract with the Grantee’s employer or any affiliate or Subsidiary thereof.

(h)The future value of the underlying Shares is unknown and cannot be predicted with certainty. If the Grantee vests in the Restricted Stock Units, the value of any acquired Shares may increase or decrease. The Grantee understands that the Company is not responsible for any foreign exchange fluctuation between the United States dollar and the Grantee’s local currency that may affect the value of the underlying Shares.

(i)In consideration of the grant of the Restricted Stock Units, no claim or entitlement to compensation or damages shall arise from forfeiture of the Restricted Stock Units or diminution in value of the Restricted Stock Units or any of the Shares issuable under the Restricted Stock Units from termination of the Grantee’s employment by the Company or his or her employer, as applicable (and for any reason whatsoever and whether or not in breach of contract or local labor laws) or notice to terminate employment having been given by the Grantee or the Grantee’s employer, and the Grantee irrevocably releases his or her employer, the Company and its affiliates and Subsidiaries, as applicable, from any such claim that may arise; if, notwithstanding the foregoing, any such claim is found by a court of competent jurisdiction to have arisen, then, by accepting this Agreement, the Grantee shall be deemed to have irrevocably waived the Grantee’s entitlement to pursue such claim.

SECTION 9.    DATA PRIVACY

(a)The Grantee hereby explicitly and unambiguously consents to the collection, use and transfer, in electronic or other form, of the Grantee’s personal data as described in this Agreement by and among, as applicable, the Grantee’s employer, the Company or any of its Subsidiaries and affiliates for the exclusive purpose of implementing, administering and managing the Grantee’s participation in the Plan.

(b)The Grantee understands that the Grantee’s employer, the Company and its Subsidiaries and affiliates, as applicable, hold certain personal information about the Grantee regarding the Grantee’s employment, the nature and amount of the Grantee’s compensation and the fact and conditions of the Grantee’s participation in the Plan, including, but not limited to, the Grantee’s name, home address, telephone number and e-mail address, date of birth, social insurance number or other identification number, salary, nationality, job title, any shares of stock or directorships held in the Company and its affiliates and Subsidiaries, details of all options, restricted stock awards or units, performance units or any other entitlement to shares of stock awarded, canceled, exercised, vested, unvested or outstanding in the Grantee’s favor, for the purpose of implementing, administering and managing the Plan (the “Data”).

(c)The Grantee understands that the Data may be transferred to the Company, any Subsidiary, an affiliate and any third parties assisting in the implementation, administration and management of the Plan, including without limitation a stock plan administrator for on-line administration of the Plan, that these recipients may be located in the Grantee’s country, or elsewhere, and that the recipient’s country may have different data privacy laws and protections than the Grantee’s country. The Grantee understands that the Grantee may request a list with the names and addresses of any potential recipients of the Data by contacting the Grantee’s local human resources representative. The Grantee authorizes the recipients to receive, possess, use, retain and transfer the Data, in electronic or other form, for the purposes of implementing, administering and managing the Grantee’s participation in the Plan, including any requisite transfer of such Data as may be required to a broker or other third party. The Grantee understands that the Data shall be held only as long as is necessary to implement, administer and manage the Grantee’s participation in the Plan. The Grantee understands that the Grantee may, at any time, view the Data, request additional information about the storage and processing of the Data, require any necessary amendments to the Data or refuse or withdraw the consents herein, in any case without cost, by contacting in writing the Grantee’s local human resources representative. The Grantee understands, however, that refusing or withdrawing the Grantee’s consent may affect the Grantee’s ability to participate in the Plan. For more information on the consequences of refusal to consent or withdrawal of consent, the Grantee understands that the Grantee may contact the Grantee’s local human resources representative.

EXHIBIT A

Vesting and Restrictions

This grant is subject to Time-Based Restrictions, as described below (the “Period of Restriction”).

Time-Based Restrictions

Except as otherwise provided by this Agreement, in order for any Restricted Stock Units to vest, the Grantee must remain continuously employed by the Company or its Subsidiary from the Grant Date through each corresponding Vesting Date, as indicated in the chart below.

Vesting Date	Portion of Restricted Stock Units Granted
The first annual anniversary of the Grant Date	One-third
The second annual anniversary of the Grant Date	One-third
The third annual anniversary of the Grant Date	One-third

The portion of the Number of Restricted Stock Units Granted indicated next to each Vesting Date shall vest on such indicated Vesting Date (such vesting schedule referred to as the “Time-Based Restrictions”).

APPENDIX A
STATE SPECIFIC MODIFICATIONS
1.    If you reside in Alabama, for so long as you reside in Alabama, the restriction in Section 6(b)(2) shall apply only to employees and independent contractors who are uniquely essential to the management, organization, or service of the business of the Company or its affiliates and Subsidiaries (such as employees or independent contractors involved in management or significant customer sales or servicing).
2.    If you reside in Arizona, for so long as you reside in Arizona and are subject to its laws the restrictions in Sections 6(b)(1)(i) and (ii) will only apply to the county in Arizona where you reside, and the counties that are contiguous to the county where you reside, and a 75 mile radius of each Company facility or place of business that you were provided Confidential Information about in the applicable look back period, or if 75 miles is not enforceable, then a 50 mile radius of each Company facility or place of business that you were provided Confidential Information about in the applicable look back period.
3.    If you reside in Arkansas, for so long as you reside in Arkansas and are subject to its laws, regarding Section 6(a), the restriction against disclosure of Confidential Information shall be limited to a period of two years following the termination of your employment (whatever the cause) for any information that does not qualify as a trade secret under applicable law. Nothing herein, limits or waives any rights or remedies of the Company for misappropriation of any trade secret included in the Confidential Information or otherwise.
4.    If you reside in California, for so long as you reside in California and are subject to its laws, Sections 6(b)(1)(i), 6(b)(1)(ii), 6(b)(1)(iii), and 6(b)(2) shall not apply after your employment terminates; and no provision or requirement of the Agreement will be construed or interpreted in a manner contrary to the public policy of the State of California.
5.    If you reside in Colorado, for so long as you reside in Colorado and are subject to its laws, Section 6(a) shall not prohibit you from disclosing any alleged discriminatory or unfair employment practice; information that arises from the your general training, knowledge, skill, or experience, whether gained on the job or otherwise; information that is readily ascertainable to the public; or information that you otherwise have a right to disclose as legally protected conduct. Section 6(b)(1)(iii) shall not apply unless your annualized cash compensation is equivalent to or greater than sixty percent of the threshold amount for highly compensated workers. Sections 6(b)(1)(i) and (ii) shall not apply unless your annualized cash compensation is equivalent to or greater than the threshold amount for highly compensated workers. You acknowledge and agree that you have received a separate notice regarding the terms of Section 6 at least fourteen days prior to the date this Agreement becomes effective.
6.    If you reside in Connecticut, for so long as you reside in Connecticut and are subject to its laws, regarding Section 6(a), the restriction against disclosure of Confidential Information shall be limited to a period of two years following the termination of your employment (whatever the cause) for any information that does not qualify as a trade secret under applicable law. Nothing herein, limits or waives any rights or remedies of the Company for misappropriation of any trade secret included in the Confidential Information or otherwise.
7.    If you reside in the District of Columbia, for so long as you reside in the District of Columbia and are subject to its laws, the language in Sections 6(b)(1)(i) and (ii) shall not apply, unless you are a “highly compensated employee” as defined in D.C. Code 32-581.01(10). When otherwise applicable, Sections 6(b)(1)(i) and (ii) shall apply for only one year from the date that your employment terminates.
8.    If you reside in Georgia, for as long as you reside in Georgia and are subject to its laws, Sections 6(b)(1)(i) and (ii) shall apply only if you, in the course of your employment, do any of the following: customarily and regularly solicit for the Company customers or prospective customers; customarily and regularly engage in making sales or obtaining orders or contracts for products or services to be performed by others; have a primary duty of managing the enterprise in which you are employed or of a customarily recognized department or subdivision thereof; customarily and regularly direct the work of two or more other employees; have the authority to hire or fire other employees or have particular weight given to suggestions and recommendations as to the hiring, firing, advancement, promotion, or any other change of status of other employees; or perform the duties of a key employee or of a professional. The language in Section 6(b)(2) shall apply to the territory where you are working at the time of termination of your employment with the Company and its affiliates and Subsidiaries.
9.    If you reside in Illinois, for so long as you reside in Illinois and are subject to its laws, Section 6(a) shall not prevent you from reporting any allegations of unlawful conduct to federal, state, or local officials for investigation, including but not limited to alleged criminal conduct or unlawful employment practices; participating in a proceeding with any appropriate federal, state, or local government agency enforcing discrimination laws; testifying in an administrative, legislative, or judicial proceeding concerning alleged criminal conduct or alleged unlawful employment practices on the part of the Company or its agents or employees, when you have been required or requested to attend the proceeding pursuant to a court order, subpoena, or written request from an administrative agency or the legislature; making any truthful statements or disclosures required by law, regulation, or legal process; or requesting or receiving confidential legal advice. The language in Sections 6(b)(1)(iii) and 6(b)(2) shall not apply unless your actual or expected annualized rate of earnings exceeds $45,000 per year. This figure shall increase to $47,500 per year beginning on January 1, 2027, $50,000 per year beginning on January 1, 2032, and $52,500 per year beginning on January 1, 2037. The language in Sections 6(b)(1)(i) and (ii) shall not apply unless your actual or expected annualized rate of earnings exceeds $75,000 per year. This figure shall increase to $80,000 per year beginning on January 1, 2027, $85,000 per year beginning on January 1, 2032, and $90,000 per year beginning on January 1, 2037.
10.    If you reside in Louisiana, for so long as you reside in Louisiana and are subject to its laws: the enforcement of the restrictions in Sections 6(b)(1)(i), (ii), and (iii) will be limited within Louisiana to the parishes and outside of Louisiana to those counties in which you assisted the Company in providing its products and services during the applicable look back period, as are indicated below; provided, however, that nothing in Agreement may be construed to prohibit the enforcement of Sections 6(b)(1)(i), (ii), and (iii) in accordance with their terms in states outside of Louisiana:
Parish:
County:
11.    If you reside in Maine, for so long as you reside in Maine and are subject to its laws, Section 6(a) shall not limit any right to report or discuss unlawful employment discrimination occurring in the workplace or at work-related events; limit your right to report, testify or provide evidence to a federal or state agency that enforces employment or discrimination laws; prevent you from testifying or providing evidence in federal and state court proceedings in response to legal process; or prohibit you from reporting conduct to a law enforcement agency. The language in Sections 6(b)(1)(i) and (ii) shall not apply if your wages are less than 400% of the federal poverty level, and the terms of Sections 6(b)(1)(i) and (ii) do not take effect until after one year of employment or a period of 6 months from the date the Agreement was signed, whichever is later.
12.    If you reside in Maryland, for so long as you reside in Maryland and are subject to its laws, the language in Sections 6(b)(1)(i) and (ii) shall not apply if you earn equal to or less than 150% of the state minimum wage.
13.    If you reside in Massachusetts, for so long as you reside in Massachusetts and are subject to its laws, Sections 6(b)(1)(i) and (ii) shall not apply beyond 12 months after the cessation of your employment, unless you breach a fiduciary duty to the Company or you unlawfully take, physically or electronically, property belonging to the Company, in which case Sections 6(b)(1)(i) and (ii) shall not apply beyond 2 years from the date of cessation of your employment. Sections 6(b)(1)(i) and (ii) shall not apply if you are classified as non-exempt under the Fair Labor Standards Act. You have the right to consult with counsel (of your choosing and at your cost) before signing this Agreement. You acknowledge and agree that you had at least 10 business days to consider this Agreement before agreeing to its terms.
14.    If you reside in Minnesota, for so long as you reside in Minnesota and are subject to its laws, Sections 6(b)(1)(i) and (ii) shall not apply after your employment terminates.
15.    If you reside in Nebraska, for so long as you reside in Nebraska and are subject to its laws, the customer and prospective customer restrictions in Section 6(b)(1)(iii) are limited to Customers and Prospective Customers with which or whom you had contact.
16.    If you reside in Nevada, for so long as you reside in Nevada and are subject to its laws, the language in Sections 6(b)(1)(i) and (ii) shall not apply if you are paid on an hourly basis.
17.    If you reside in New Hampshire, for so long as you reside in New Hampshire and are subject to its laws, the language in Sections 6(b)(1)(i) and (ii) shall not apply if your hourly rate is less than or equal to 200% of the federal minimum wage. Section 6(b)(1)(iii) shall not apply if you do not solicit the former Customer or Prospective Customer; the Customer or Prospective Customer voluntarily chooses to seek services from you; and you are otherwise complying with the limitations contained in Section 6.
18.    If you reside in North Dakota, for so long as you reside in North Dakota and are subject to its laws, the language in Sections 6(b)(1)(i), (ii), and (iii) shall not apply after your employment terminates.
19.    If you reside in Oklahoma, for so long as you reside in Oklahoma and are subject to its laws, the restrictions in Sections 6(b)(1)(i), (ii), and (iii) are amended to provide that, notwithstanding anything in Sections 6(b)(1)(i), (ii), and (iii) to the contrary, it shall not be a violation of the restrictions in this Agreement for you to engage in the same business as that conducted by the Company or in similar business as long as you do not directly solicit the sale of goods, services, or a combination of goods and services, from Customers of the Company.
20.    If you reside in Oregon, for so long as you reside in Oregon and are subject to its laws, Section 6(a) shall not have the effect of preventing you from disclosing conduct that constitutes discrimination prohibited by ORS 659A.030, including conduct that constitutes sexual assault; conduct that constitutes discrimination prohibited by ORS 659A.082; conduct that occurred between employees or between the Company and an employee in the workplace or at a work-related event that is off the employment premises and coordinated by or through the Company; or conduct that occurred between the Company and an employee off the employment premises. The restrictions in Sections 6(b)(1)(i) and (ii) shall not apply if you are an “excluded employee” under Oregon Revised Statute 653.020 and the total amount of your annual gross salary and commissions, calculated on an annual basis, at the time of your termination exceeds $100,533, adjusted annually for inflation pursuant to the Consumer Price Index for All Urban Consumers, West Region (All Items), as published by the Bureau of Labor Statistics of the United States Department of Labor immediately preceding the calendar year of your termination. Sections 6(b)(1)(i) and (ii) shall not apply beyond 12 months from the date your employment terminates.
21.    If you reside in Rhode Island, for so long as you reside in Rhode Island and are subject to its laws, the language in Sections 6(b)(1)(i) and (ii) shall not apply if you are in a non-exempt position, you participate in an internship or short term employment relationship while enrolled in an undergraduate or graduate degree program, or your average annual earnings are not more than two hundred fifty percent (250%) of the federal poverty level for individuals as established by the United States Department of Health and Human Services federal poverty guidelines.
22.    If you reside in Virginia, for so long as you reside in Virginia and are subject to its laws, regarding Section 6(a), the restriction against disclosure of Confidential Information shall be limited to a period of two years following the termination of your employment (whatever the cause) for any information that does not qualify as a trade secret under applicable law. Nothing herein limits or waives any rights or remedies of the Company for misappropriation of any trade secret included in the Confidential Information or otherwise. The language in Sections 6(b)(1)(i) and (ii) does not apply to employees whose average weekly earnings are less than the average weekly wage as determined by the Commonwealth of Virginia pursuant to Virginia Code §65.2-500 (B).
23.    If you reside in Washington, for so long as you reside in Washington and are subject to its laws, Section 6(a) shall not prevent you from disclosing or discussing conduct, or the existence of a settlement involving conduct, that you reasonably believe under Washington, federal, or common law to be illegal discrimination, illegal harassment, illegal retaliation, a wage and hour violation, or sexual assault, or that is recognized as against a clear mandate of public policy; and shall not prohibit you from disclosing conduct that occurs at the workplace, at work-related events coordinated by or through the employer, between employees, or between an employer and an employee, whether on or off the employment premises. The language in Sections 6(b)(1)(i) and (ii) shall not apply unless your annualized earnings exceed $100,000 per year adjusted annually in accordance with RCW 49.62.040.
24.    If you reside in Wisconsin, for so long as you reside in Wisconsin and are subject to its laws, regarding Section 6(a), the restriction against disclosure of Confidential Information shall be limited to a period of two years following the termination of your employment (whatever the cause) for any information that does not qualify as a trade secret under applicable law. Nothing herein limits or waives any rights or remedies of the Company for misappropriation of any trade secret included in the Confidential Information or otherwise.

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